Richard L. Mount
                                   12000 Saratoga-Sunnyvale Rd.
                                   Saratoga, CA 95070
                                   (408) 973-1111



FOR IMMEDIATE RELEASE



SARATOGA BANCORP INCREASES DIVIDEND PAYMENT


     Saratoga Bancorp, parent company for Saratoga National Bank, announced a $0.075 per share cash dividend effective for shareholders of record as of February 23, 1996. The dividend will be paid on March 29, 1996. This dividend represents a 50 percent increase over the dividends paid in March and September of 1995.

     The consolidated companies ended 1995 with total assets of $100,927,000 -- the first time that total assets eclipsed the $100,000,000 mark -- and reported net income of $881,000, or $0.82 per share for the year ended December 31, 1996, an increase of 34 percent over the prior year.

    Saratoga National Bank operates offices in Saratoga, Los Gatos and
 San Jose.



February 7, 1996                                            Unaudited